EXHIBIT 21.1


SUBSIDIARIES OF THE REGISTRANT

Citizens National Bank of Southwest Florida, Naples, Collier County, Florida. Organized under the laws of the United States.

Citizens Capital Management, Inc., Naples, Collier County, Florida A Florida Corporation.